Exhibit 99

GORMAN-RUPP REPORTS FIRST QUARTER 2024 FINANCIAL RESULTS

Mansfield, Ohio – April 25, 2024 – The Gorman-Rupp Company (NYSE: GRC) reports financial results for the first quarter ended March 31, 2024.

First Quarter 2024 Highlights

•	Net sales of $159.3 million decreased 0.7%, or $1.2 million, compared to the first quarter of 2023

•	Record incoming orders of $178.9 million increased 7.1%, or $11.9 million, compared to the first quarter of 2023 and increased 27.0%, or $38.1 million, compared to the fourth quarter of 2023

•	First quarter net income was $7.9 million, or $0.30 per share, compared to net income of $6.5 million, or $0.25 per share, for the first quarter of 2023

•	Adjusted earnings per share[1] for the first quarters of 2024 and 2023 were $0.30 and $0.27, respectively

•	Gross margin increased 200 basis points compared to the first quarter of 2023

•	Adjusted EBITDA[1] of $28.2 million for the first quarter of 2024 decreased $0.2 million, or 0.6%, from $28.4 million for the first quarter of 2023

Net sales for the first quarter of 2024 were $159.3 million compared to net sales of $160.5 million for the first quarter of 2023, a decrease of 0.7% or $1.2 million. Domestic sales increased 1.1%, or $1.3 million, and international sales decreased 6.2%, or $2.5 million, compared to the first quarter of 2023.

Sales increased $2.8 million in the municipal market due to an increase in domestic flood control and wastewater projects, $0.6 million in the construction market due to overall strong market conditions including demand in infrastructure-related projects, $0.4 million in the petroleum market due to increased demand for larger petroleum transfer pumps, and $0.2 million in the industrial market due to strengthening in the broader industrial economy, while sales in the repair market were flat. Offsetting these increases was a sales decrease of $3.8 million in the fire suppression market partially due to customer related delays in shipments. In addition, sales decreased $0.8 million in the OEM market and $0.6 million in the agriculture market primarily driven by weather conditions that slowed demand.

Gross profit was $48.4 million for the first quarter of 2024, resulting in gross margin of 30.4%, compared to gross profit of $45.5 million and gross margin of 28.4% for the same period in 2023. The 200 basis point increase in gross margin included a 230 basis point improvement in cost of material, which consisted of a reduction in LIFO2 expense of 60 basis points, a favorable impact of 40 basis points related to the amortization of acquired Fill-Rite customer backlog which occurred in the first quarter of 2023 and did not reoccur in 2024, and a 130 basis point improvement from the realization of selling price increases. The improvement in cost of material was partially offset by a 30 basis point increase in labor and overhead expenses.

Selling, general and administrative (“SG&A”) expenses were $24.9 million and 15.6% of net sales for the first quarter of 2024 compared to $23.2 million and 14.5% of net sales for the same period in 2023. The increase in SG&A expenses was due to increased expenses to support ongoing sales growth.

Amortization expense was $3.1 million for the first quarter of 2024 compared to $3.2 million for the same period in 2023.

Operating income was $20.4 million for the first quarter of 2024, resulting in an operating margin of 12.8%, compared to operating income of $19.1 million and operating margin of 11.9% for the same period in 2023. Operating margin increased 90 basis points compared to the same period in 2023 due to improved margin on material costs partially offset by increased SG&A expenses.

Interest expense was $10.1 million for the first quarter of 2024 compared to $10.2 million for the same period in 2023.

Net income was $7.9 million, or $0.30 per share, for the first quarter of 2024 compared to net income of $6.5 million, or $0.25 per share, in the first quarter of 2023. Adjusted earnings per share1 for the first quarters of 2024 and 2023 were $0.30 and $0.27 per share, respectively.

Adjusted EBITDA1 was $28.2 million for the first quarter of 2024 compared to $28.4 million for the first quarter of 2023.

The Company’s backlog of orders was $234.2 million at March 31, 2024 compared to $270.6 million at March 31, 2023 and $218.1 million at December 31, 2023. Incoming orders during the first quarter of 2024 of $178.9 million increased 7.1%, or $11.9 million, compared to the first quarter of 2023.

Net cash provided by operating activities for the first three months of 2024 was $10.7 million compared to $18.6 million for the same period in 2023 driven by increased working capital needs. Capital expenditures for the first three months of 2024 were $3.9 million and consisted primarily of machinery and equipment. Capital expenditures for the full-year 2024 are presently planned to be in the range of $18 - $20 million. Total debt, net of cash, of $381.6 million at March 31, 2024 decreased $1.6 million during the first three months of 2024.

Scott A. King, President and CEO commented, “We continued to deliver gross margin and earnings improvement despite sales being down slightly to last year. We had record incoming orders during the quarter, in part due to our municipal market, which includes flood control and storm water management applications. As a result, we saw an increase in backlog of $16 million during the quarter to $234.2 million. While backlog remains at elevated levels, we still expect backlog to return to more normal levels by the end of the year. We remain optimistic about our full year outlook and remain focused on delivering profitable growth.”

About The Gorman-Rupp Company

Founded in 1933, The Gorman-Rupp Company is a leading designer, manufacturer and international marketer of pumps and pump systems for use in diverse water, wastewater, construction, dewatering, industrial, petroleum, original equipment, agriculture, fire suppression, heating, ventilating and air conditioning (HVAC), military and other liquid-handling applications.

(1) Non-GAAP Information

This release includes certain non-GAAP financial data and measures such as adjusted earnings, adjusted earnings per share, and adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”). Adjusted earnings is earnings excluding amortization of customer backlog. Adjusted earnings per share is earnings per share excluding amortization of customer backlog per share. Adjusted earnings before interest, taxes, depreciation and amortization is net income (loss) excluding interest, taxes, depreciation and amortization, adjusted to exclude amortization of customer backlog, and non-cash LIFO2 expense. Management utilizes these adjusted financial data and measures to assess comparative operations against those of prior periods without the distortion of non-comparable factors. The inclusion of these adjusted measures should not be construed as an indication that the Company’s future results will be unaffected by unusual or infrequent items or that the items for which the Company has made adjustments are unusual or infrequent or will not recur. Further, the impact of the LIFO2 inventory costing method can cause results to vary substantially from company to company depending upon whether they elect to utilize LIFO2 and depending upon which method they may elect. The Gorman-Rupp Company believes that these non-GAAP financial data and measures also will be useful to investors in assessing the strength of the Company’s underlying operations and liquidity from period to period. These non-GAAP financial measures are not intended to replace GAAP financial measures, and they are not necessarily standardized or comparable to similarly titled measures used by other companies. Provided later in this release is a reconciliation of adjusted earnings, adjusted earnings per share, and adjusted EBITDA to their respective corresponding GAAP financial measures, which includes descriptions of actual adjustments made in the current period and the corresponding prior period.

(2) LIFO Inventory Method

The majority of the Company’s inventories are valued on the last-in, first-out (LIFO) method and stated at the lower of cost or market. Current cost approximates replacement cost, or market, and LIFO cost is determined at the end of each fiscal year based on inventory levels on-hand at current replacement cost and a LIFO reserve. The Company uses the simplified LIFO method, under which the LIFO reserve is determined utilizing the inflation factor specified in the Producer Price Index for Machinery and Equipment – Pumps, Compressors and Equipment, as published by the U.S. Bureau of Labor Statistics. Interim LIFO calculations are based on management’s estimate of the expected year-end inflation index and, as such, are subject to adjustment each quarter. When inflation increases, the LIFO reserve and non-cash expense increase.

Forward-Looking Statements

In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, The Gorman-Rupp Company provides the following cautionary statement: This news release contains various forward-looking statements based on assumptions concerning The Gorman-Rupp Company’s operations, future results and prospects. These forward-looking statements are based on current expectations about important economic, political, and technological factors, among others, and are subject to risks and uncertainties, which could cause the actual results or events to differ materially from those set forth in or implied by the forward-

looking statements and related assumptions. Such uncertainties include, but are not limited to, our estimates of future earnings and cash flows, general economic conditions and supply chain conditions and any related impact on costs and availability of materials, integration of the Fill-Rite business in a timely and cost effective manner, retention of supplier and customer relationships and key employees, the ability to achieve synergies and cost savings in the amounts and within the time frames currently anticipated and the ability to service and repay indebtedness incurred in connection with the transaction. Other factors include, but are not limited to: company specific risk factors including (1) loss of key personnel; (2) intellectual property security; (3) acquisition performance and integration; (4) the Company’s indebtedness and how it may impact the Company’s financial condition and the way it operates its business; (5) general risks associated with acquisitions; (6) the anticipated benefits from the Fill-Rite transaction may not be realized; (7) impairment in the value of intangible assets, including goodwill; (8) defined benefit pension plan settlement expense; (9) risk of reserve and expense increases resulting from the LIFO2 inventory method; and (10) family ownership of common equity; and general risk factors including (11) continuation of the current and projected future business environment; (12) highly competitive markets; (13) availability and costs of raw materials and labor; (14) cybersecurity threats; (15) compliance with, and costs related to, a variety of import and export laws and regulations; (16) environmental compliance costs and liabilities; (17) exposure to fluctuations in foreign currency exchange rates; (18) conditions in foreign countries in which The Gorman-Rupp Company conducts business; (19) changes in our tax rates and exposure to additional income tax liabilities; and (20) risks described from time to time in our reports filed with the Securities and Exchange Commission. Except to the extent required by law, we do not undertake and specifically decline any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

Brigette A. Burnell

Corporate Secretary

The Gorman-Rupp Company

Telephone (419) 755-1246

NYSE: GRC

For additional information, contact James C. Kerr, Chief Financial Officer, Telephone (419) 755-1548.

The Gorman-Rupp Company

Condensed Consolidated Statements of Income (Unaudited)

(thousands of dollars, except per share data)

	Three Months Ended March 31,
	2024	2023
Net sales	$159,268	$160,466
Cost of products sold	110,874	114,943

Gross profit	48,394	45,523
Selling, general and administrative expenses	24,888	23,237
Amortization expense	3,077	3,191

Operating income	20,429	19,095
Interest expense	(10,073)	(10,187)
Other expense, net	(272)	(433)

Income before income taxes	10,084	8,475
Provision for income taxes	2,200	1,955

Net income	$7,884	$6,520

Earnings per share	$0.30	$0.25

The Gorman-Rupp Company

Condensed Consolidated Balance Sheets (Unaudited)

(thousands of dollars, except share data)

	March 31,	December 31,
	2024	2023
Assets
Cash and cash equivalents	$27,772	$30,518
Accounts receivable, net	94,757	89,625
Inventories, net	101,053	104,156
Prepaid and other	12,623	11,812

Total current assets	236,205	236,111
Property, plant and equipment, net	134,861	134,872
Other assets	24,923	24,841
Goodwill and other intangible assets, net	491,372	494,534

Total assets	$887,361	$890,358

Liabilities and shareholders’ equity
Accounts payable	$27,743	$23,277
Current portion of long-term debt	24,063	21,875
Accrued liabilities and expenses	49,899	55,524

Total current liabilities	101,705	100,676
Pension benefits	11,601	11,500
Postretirement benefits	22,738	22,786
Long-term debt, net of current portion	376,666	382,579
Other long-term liabilities	20,968	23,358

Total liabilities	533,678	540,899
Shareholders’ equity	353,683	349,459

Total liabilities and shareholders’ equity	$887,361	$890,358

Shares outstanding	26,210,986	26,193,998

The Gorman-Rupp Company

Condensed Consolidated Statements of Cash Flows (Unaudited)

(thousands of dollars, except share data)

	Three Months Ended March 31,
	2024	2023
Cash flows from operating activities:
Net income	$7,884	$6,520
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,065	7,044
LIFO expense	993	2,032
Pension expense	663	808
Stock based compensation	1,074	465
Amortization of debt issuance fees	767	740
Other	97	14
Changes in operating assets and liabilities:
Accounts receivable, net	(5,425)	(4,264)
Inventories, net	1,462	(7,533)
Accounts payable	4,624	7,236
Commissions payable	(1,826)	961
Deferred revenue and customer deposits	(169)	859
Income taxes	2,406	1,534
Accrued expenses and other	(4,120)	2,909
Benefit obligations	(4,753)	(703)

Net cash provided by operating activities	10,742	18,622
Cash flows from investing activities:
Capital additions	(3,906)	(6,450)
Other	52	426

Net cash used for investing activities	(3,854)	(6,024)
Cash flows from financing activities:
Cash dividends	(4,715)	(4,567)
Treasury share repurchases	(267)	(1,028)
Proceeds from bank borrowings	—	5,000
Payments to banks for borrowings	(4,375)	(6,375)
Other	(17)	(34)

Net cash used for financing activities	(9,374)	(7,004)
Effect of exchange rate changes on cash	(260)	(146)

Net increase (decrease) in cash and cash equivalents	(2,746)	5,448
Cash and cash equivalents:
Beginning of period	30,518	6,783

End of period	$27,772	$12,231

The Gorman-Rupp Company

Non-GAAP Financial Information

(thousands of dollars, except per share data)

	Three Months Ended March 31,
	2024	2023
Adjusted earnings:
Reported net income – GAAP basis	$7,884	$6,520
Amortization of acquired customer backlog	—	514

Non-GAAP adjusted earnings	$7,884	$7,034

	Three Months Ended March 31,
	2024	2023
Adjusted earnings per share:
Reported earnings per share – GAAP basis	$0.30	$0.25
Amortization of acquired customer backlog	—	0.02

Non-GAAP adjusted earnings per share	$0.30	$0.27

	Three Months Ended March 31,
	2024	2023
Adjusted earnings before interest, taxes, depreciation and amortization:
Reported net income – GAAP basis	$7,884	$6,520
Interest expense	10,073	10,187
Provision for income taxes	2,200	1,955
Depreciation and amortization	7,065	7,044

Non-GAAP earnings before interest, taxes, depreciation and amortization	27,222	25,706
Amortization of acquired customer backlog	—	650
Non-cash LIFO expense	993	2,032

Non-GAAP adjusted earnings before interest, taxes, depreciation and amortization	$28,215	$28,388